CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Financial Highlights" for the John Hancock Small Cap Equity Fund (one of the portfolios constituting John Hancock Investment Trust II) in the John Hancock Retirement Funds prospectus and "Independent Auditors" and "Financial Statements" in the John Hancock Small Cap Equity Fund Class A, B, C, I and R Shares Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 54 to the Registration Statement (Form N-1A, No. 2-90305) of our report dated December 11, 2002 on the financial statements and financial highlights in the Annual Report to the Stockholders for the year ended October 31, 2002 of John Hancock Small Cap Equity Fund.




                                                            /s/ERNST & YOUNG LLP


Boston, Massachusetts
July 30, 2003